Exhibit 99.1

     FINAL JUDGMENT ENTERED IN MILLER CASE; COLLECTORS LIABILITY IS $14,060

                         PLAINTIFF IS EXPECTED TO APPEAL

NEWPORT BEACH, Calif., Dec. 1 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles and diamonds, today announced that the Orange County, California trial judge presiding over the action brought against the Company by a former employee, William Miller, has issued a final judgment that the statutory damages owed to plaintiff under California Civil Code Section 3344 are $0.00. That judgment was entered pursuant to an agreement reached this morning by the parties. We have been informed by our trial counsel that, in California, it generally takes at least one year, and sometimes as long as two years, from the filing of an appeal of a damage award, before the appeal is actually heard by an appellate court.

The judgment also provides for the Company to pay Miller the sum of $14,060, which the jury found were the profits earned by the Company for the use of Miller's name, and for Miller to pay the Company the sum of $37,812, representing the aggregate principal amount of certain loans that the Company had made to Miller while he was employed by the Company, but which he had failed to repay.

As disclosed in the Company's Quarterly Report on Form 10-Q filed on November 9, 2005 with the Securities and Exchange Commission, despite the assertion of plaintiff's counsel that he is entitled to recover damages in excess of $10 million, the Company continues to believe that it will not incur any material liability to plaintiff in this case if plaintiff appeals. However, there is little interpretive history with respect to the measure of damages in a case such as this one, creating a number of relatively novel legal issues. As a result, it is not possible to predict, with certainty, how an appellate court will ultimately rule on the issue of damages, assuming the judgment is appealed by plaintiff.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency and diamonds. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

    Contacts:

    Joe Wallace                       Brandi Piacente
    Chief Financial Officer           Investor Relations
    Collectors Universe               The Piacente Group, Inc.
    949-567-1245                      212-481-2050
    Email: jwallace@collectors.com    Email: brandi@thepiacentegroup.com

SOURCE  Collectors Universe, Inc.
    -0-                             12/01/2005
    /CONTACT: Joe Wallace, Chief Financial Officer of Collectors Universe, +1-949-567-1245, jwallace@collectors.com; or Brandi Piacente, Investor Relations of The Piacente Group, Inc., +1-212-481-2050, brandi@thepiacentegroup.com, for Collectors Universe, Inc./
    /Web site:  http://www.collectors.com /
    (CLCT)